Ex-99.e.1.iv

Delaware Distributors, L.P.
2005 Market Street
Philadelphia, PA 19103

February 27, 2009

Delaware Pooled Trust
2005 Market Street
Philadelphia, PA 19103

Re:	Expense Limitations

Ladies and Gentlemen:

      By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Distributors, L.P. (the “Distributor”), agrees that in order to improve the performance of Delaware REIT Fund (the “Fund”), a series of Delaware Pooled Trust, the Distributor shall waive a portion of the Rule 12b-1 (distribution) fees for the Fund’s Class A and Class R shares, so that the Fund’s Rule 12b-1 (distribution) fees with respect to its Class A and Class R shares will not exceed 0.25% and 0.50%, respectively, for the period March 1, 2009 through February 28, 2010.

      The Distributor acknowledges that it shall not be entitled to collect on, or make a claim for, waived fees at any time in the future.

Delaware Distributors, L.P.

By: /s/ Theodore K. Smith

Name:	Theodore K. Smith
Title:	Executive Vice President
Date:	February 27, 2009

Your signature below acknowledges
acceptance of this Agreement:

Delaware Pooled Trust

By: /s/ Patrick P. Coyne

Name:	Patrick P. Coyne
Title:	President
Date:	February 27, 2009